PGH
ENGINEERS · CONSULTANTS

May 21, 2015

Daybreak Oil and Gas, Inc.
601 W. Main Ave
Suite 1017
Spokane, WA 99201

Re: Securities and Exchange Commission Annual Report on Form 10-K

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name PGH Petroleum and Environmental Engineers, LLC; and to references to PGH Petroleum and Environmental Engineers LLC an independent petroleum engineering firm; and to the inclusion of information contained in our reports as of March 1, 2015, in your Annual Report on Form 10-K for the year ended February 28, 2015 to be filed on or around May 21, 2015.

Frank J. Muser, P.E. for

PGH Petroleum and Environmental Engineers, LLC
Texas Firm Registration No. F-9137
Austin, Texas
May 21, 2015